UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 1, 2011
Broadcom Corporation
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5300 California Avenue, Irvine, California	92617

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement
After market close on February 1, 2011, Broadcom Corporation (the “Company”) entered into a fixed dollar collared accelerated share repurchase agreement (the “ASR Contract”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”), under which the Company will repurchase approximately $300,000,000 of its common shares, the final number of shares subject to adjustment described below. The Company will acquire these common shares under the Evergreen share repurchase program authorized by its Board of Directors that was previously announced on February 26, 2010.
Pursuant to the ASR Contract, the Company paid $300,000,000 to Morgan Stanley on February 3, 2011, and 4,354,678 shares were delivered to the Company on the same day. Additional shares are expected to be delivered over the term of the ASR Contract which is expected to end no later than May 12, 2011. The exact number of shares to be repurchased generally will be determined by the discounted average of the daily volume weighted average prices of shares traded during the term of the agreement, subject to collar provisions that will establish minimum and maximum numbers of shares to be repurchased.
The ASR Contract contains the principal terms and provisions governing the accelerated share repurchase, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the circumstances under which Morgan Stanley is permitted to make adjustments to valuation periods and various acknowledgements, representations and warranties made by the Company and Morgan Stanley to one another.
The foregoing description of the ASR Contract is a summary and is qualified in its entirety by the terms of the ASR Contract, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation
February 4, 2011	By:	/s/ Eric K. Brandt
		Name:	Eric K. Brandt
		Title:	Executive Vice President and Chief Financial Officer